Exhibit 99.1
Keros Therapeutics to Present at Goldman Sach’s 44th Annual Global Healthcare Conference

LEXINGTON, Mass., June 7, 2023 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological, pulmonary and cardiovascular disorders with high unmet medical need, today announced that Keros’ President and Chief Executive Officer Jasbir S. Seehra, Ph.D., will participate in a fireside chat presentation at Goldman Sach’s 44th Annual Health Care Conference on Wednesday, June 14, 2023 at 11:40 a.m. Eastern time.

A live audio webcast of the fireside chat presentation will be available at https://event.webcasts.com/starthere.jsp?ei=1617955&tp_key=4a3cd0ec7e&tp_special=8 and an archived replay will be accessible in the Investors section of the Keros website at https://ir.kerostx.com for up to 90 days following the conclusion of the event.

About Keros Therapeutics, Inc.
Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological, pulmonary and cardiovascular disorders with high unmet medical need. Keros is a leader in understanding the role of the transforming growth factor-beta family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of a number of tissues, including blood vessels and heart tissue. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of functional iron deficiency. Keros’ third product candidate, KER-012, is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders.

Investor Contact:
Justin Frantz
jfrantz@kerostx.com
617-221-6042